EXHIBIT 99.4
NEWS RELEASE
Contact:
Diane Bjorkstrom
Chief Financial Officer
408-982-8593
dbjorkstrom@tvia.com
FOR IMMEDIATE RELEASE
TVIA, INC. SIGNS $11.9 MILLION COMMON STOCK PRIVATE PLACEMENT
SANTA CLARA, CALIFORNIA – August 16, 2006 – Tvia, Inc. (NASDAQ SmallCap: TVIA), a leading provider of digital display processors for advanced flat-panel TVs, broadcast digital DVRs, consumer display and monitor products, today announced that it has entered into a securities purchase agreement with selected institutional investors for the private placement of 4,770,000 newly-issued shares of common stock at a price per share of $2.50 for gross proceeds of approximately $11.9 million before payment of placement agent fees and offering expenses. The transaction is expected to close by August 18, 2006, subject to customary closing conditions.
As part of the transaction, investors will receive warrants to purchase, in aggregate, 1,669,500 additional shares of common stock with an exercise price of $3.50 per share. The warrants will be exercisable after six months and for a period of five years from the closing date of the transaction. The warrants will be subject to call at Tvia’s option after six months, if among other things, the volume weighted average trading price of Tvia’s common stock is $7.00 or higher for a 20 consecutive trading days.
Tvia, Inc. intends to use the net proceeds from this private placement to fund the Company’s growth.
The shares of the common stock to be issued in the private placement will not be registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. Tvia, Inc. has agreed to file a registration statement covering resale of the common stock by the investors.
This press release does not constitute an offer of any securities for sale.
ABOUT TVIA
Tvia, Inc. is a fabless semiconductor company which designs and develops an extensive line of flexible, high-quality digital display processors for digital LCD, PDP, HD, SD, and progressive-scan TVs, as well as other broadcast and consumer display products. Tvia owns and operates one of the world’s leading independent TV design center providing manufacturers with proven TV system designs, allowing manufacturers to produce and manufacture the highest quality flat-panel television at a significantly lower cost with the shortest time to market. The combination of Tvia’s TrueView display processors and leading TV system designs gives Tvia’s manufacturing customers the advantage for building the most cost-effective, highest quality display solutions on the market. More information about Tvia is available at www.tvia.com.
Information in this release that involves Tvia’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release include statements relating to the expected closing date of the contemplated financing, Tvia’s focus, strategy and progress, Tvia’s development of new products, the features and benefits of Tvia’s products, and product acceptance and introduction by customers. All forward-looking statements included in this release are based upon information available to Tvia as of the date of this release, and Tvia assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences or risks associated with our business are discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006 filed on June 27, 2006, and Form 10-Q for the quarter ended December 31, 2005 filed on February 14, 2006, with the Securities and Exchange Commission (“SEC”), and in other reports filed from time to time with the SEC. These risks include, but are not limited to, the slower than anticipated emergence of the flat panel DTV market, our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner, and the extent and duration of the current economic and business environment.